Exhibit 10.55

August 13, 2019

Mark Redd

I am pleased to appoint you to the position of Executive Vice President, Operations reporting to myself.

Commencement Date
September 1, 2019

Total Direct Compensation
In this role, your base salary will increase to $425,000. The expected value of your total compensation package which includes base salary, short term and long term incentive plans will increase to $1,700,000 annually.

Short Term Incentive Plan (STIP)
You will continue to be eligible to participate in the Short Term Incentive Plan (STIP). Your target award level will increase to 75% of your base salary (or $318,750) effective September 1, 2019. This annual bonus is comprised of two components, individual and corporate: 25% will be based on your individual performance as measured through the Company's Performance Management Program and the remaining 75% will be based on the Company's performance against its corporate targets. Both Corporate and individual components have a maximum of 200% of target. For the 2019 plan year, your target award level will be prorated for your working days at each target throughout the year.

Long Term Incentive Plan (LTIP)
You will continue to be eligible to participate in CP’s annual Long Term Incentive Plan. Subject to plan design, as it may change over time and ongoing Board discretion, your target award level will increase to 225% of your annual salary (or $956,250), consisting of an allocation of 40% of value in regular stock options and 60% of value in performance share units (PSUs). Subject to Board approval, annual grants typically occur in January/February of each year. In addition to the 2019 grant you have already received, reflective of the SVP level or 125% target, you will receive an additional Long Term Incentive grant pro-rated against the number of days you are working in the EVP role in 2019 at your new target level (225%). This grant will occur on September 3, 2019 or the next available date should the CEO be in a blackout position.

Ownership Guidelines
By five (5) years from the effective date of this position, you will be required to achieve an ownership level equivalent to 3 times your annual salary.

Tax Equalization
Effective September 1, 2019, you will no longer be eligible for tax equalization. The standard Canadian payroll deductions will apply.

Attachments
Attachment I: Employment Offer and Conditions
Appendix I: Executive Compensation Clawback Policy
Appendix II: Confidentiality Agreement
Appendix III: Non-Competition, Non-Solicitation, and Non-Disclosure Agreement

Sincerely,

Keith Creel
President and Chief Executive Officer